Ziff Davis Appoints Lori Tansley as Chief Accounting Officer
Company Release - 11/26/24, 4:15pm ET

NEW YORK--(BUSINESS WIRE)-- Ziff Davis, Inc. (NASDAQ: ZD), announced the appointment of Lori Tansley as Chief Accounting Officer. She will report to Bret Richter, Chief Financial Officer of Ziff Davis, and will be part of Ziff Davis’ executive leadership team, leading Ziff Davis’ global accounting and public reporting functions. Her first day at Ziff Davis will be December 2, 2024.

Most recently, Ms. Tansley was SVP and Chief Accounting Officer of Ankura Consulting Group, LLC. There, she led a global team responsible for business controllership, corporate consolidation, technical accounting, tax compliance, statutory reporting, contract administration, financial systems, finance operations, and shared services.

Prior to Ankura, Ms. Tansley worked at Moody’s Corporation as Managing Director - Digital Finance Transformation Leader, at Affinion Group, Inc., as SVP and Chief Accounting Officer, and in a variety of finance and accounting roles at General Electric Company (“GE”) for nearly two decades, most recently as its Managing Director - Global Technical Advisor, GE Capital Audit. Prior to GE, Ms. Tansley launched her career at PricewaterhouseCoopers, LLP.

Ms. Tansley has a Bachelor’s of Business Administration from the Lubin School of Business at Pace University. She is a Certified Public Accountant in New York.

“Lori is a highly skilled executive with deep finance, M&A, and accounting experience at leading companies,” said Bret Richter, Chief Financial Officer of Ziff Davis. “Her expertise and extensive relevant experience will be an asset to Ziff Davis in its continued pursuit of our long-term goals.”

About Ziff Davis

Ziff Davis, Inc. (NASDAQ: ZD) is a vertically focused digital media and internet company whose portfolio includes leading brands in technology, shopping, gaming and entertainment, connectivity, health and wellness, cybersecurity, and martech. For more information, visit www.ziffdavis.com.

Alan Steier
Investor Relations

Ziff Davis, Inc.
investor@ziffdavis.com

Rebecca Wright
Corporate Communications
Ziff Davis, Inc.
press@ziffdavis.com

Source: Ziff Davis, Inc.